Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-209584) of InfraREIT, Inc.,
(2)	Registration Statement (Form S-3 No. 333-209898) of InfraREIT, Inc., and
(3)	Registration Statement (Form S-8 No. 333-208383) pertaining to the 2015 Equity Incentive Plan of InfraREIT, Inc.;

of our report dated March 6, 2018, with respect to the consolidated financial statements of Sharyland Utilities, L.P. at December 31, 2017 and 2016, and for the years then ended, included in this Form 10-K/A – Amendment to the Annual Report on Form 10-K of InfraREIT, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Dallas, TX

March 12, 2018